Exhibit 99.1

PRESS RELEASE
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway N., Suite 200
Houston, Texas 77040
ir@allegiancebank.com
ALLEGIANCE BANCSHARES, INC. REPORTS
RECORD ANNUAL RESULTS FOR 2021
•Net income and diluted earnings per share of $21.6 million and $1.06 for the fourth quarter 2021, respectively, and record annual net income of $81.6 million and diluted earnings per share of $4.01 for the year ended December 31, 2021
•Deposit growth of 21.2% to $6.05 billion as of December 31, 2021 from $4.99 billion as of December 31, 2020, driven primarily by $538.5 million, or 31.6%, growth in noninterest-bearing deposits and $432.7 million, or 98.9%, growth in interest-bearing demand deposits
•Core loans of $4.07 billion, which exclude PPP loans, as of December 31, 2021 increased $75.1 million, or 7.5% (annualized), compared to September 30, 2021 and $152.7 million, or 3.9%, compared to December 31, 2020
•Announced the signing of a definitive agreement on November 8, 2021 with CBTX, Inc., the parent company of CommunityBank of Texas N.A., in an all-stock merger of equals, between two of the largest community banks in the region, which will create an institution with over $11 billion in assets
•Board declared quarterly dividend of $0.14 per share of common stock, up from $0.12 per share of common stock
HOUSTON, January 28, 2022 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (Allegiance), the holding company of Allegiance Bank (the "Bank"), today reported record net income of $21.6 million and diluted earnings per share of $1.06 for the fourth quarter 2021 compared to net income of $15.9 million and diluted earnings per share of $0.77 for the fourth quarter 2020. Net income for the year ended December 31, 2021 was $81.6 million, or $4.01 per diluted share, compared to $45.5 million, or $2.22 per diluted share, for the year ended December 31, 2020. The fourth quarter results were primarily driven by the recapture of provision for credit losses and increased net interest income due to lower funding costs compared to the fourth quarter 2020. The year ended December 31, 2021 results were primarily driven by the recapture of provision for credit losses, increased net interest income due to the impact of PPP fee income and lower funding costs partially offset by elevated expenses as a result of increased performance-based accruals compared to the year ended December 31, 2020.
“2021 was a remarkable year for Allegiance,” said Steve Retzloff, Allegiance’s Chief Executive Officer. “We are very proud of our entire team whose dedication led to record earnings results. Our outstanding success in the Paycheck Protection Program over its extended timeframe was not only a significant revenue contributor but these loans also provided much appreciated assistance in our community and further bolstered valuable customer relationships. Our continued success is directly attributable to the many ways our outstanding employees deliver a differentiated level of extraordinary service,” commented Retzloff.

“Consistent with the last several quarters, we reported meaningful deposit growth along with steady improvement in our credit quality. We are once again encouraged by positive core loan growth generated during the year and more recently the strong growth of 7.5% (annualized) during the fourth quarter as we set new highs for new core loan originations in 2021. Additionally, fourth quarter 2021 average noninterest bearing deposit balances increased 22.4% from last year’s fourth quarter average balances, indicating that our deposit franchise continues to grow and gain momentum in our very attractive markets,” continued Retzloff.
“This is an exciting time at Allegiance. Given our strong operating results, the resilience we have demonstrated over the past two years and the recent announcement of the transformational merger with CBTX, Inc., we look forward to the expanded opportunities for growth and performance that lie ahead. Our integration teams are ready to create a premier Texas franchise with the commitment to continue to deliver unmatched personal service to our customers and our growing communities. It is a clear sense of purpose that has energized our growth to date and will continue to inspire our performance as we strive to exceed the expectations of our customers, employees, and shareholders,” concluded Retzloff.

Fourth Quarter 2021 Results
Net interest income before the provision for credit losses in the fourth quarter 2021 increased $3.2 million, or 5.8%, to $58.1 million from $54.9 million for the fourth quarter 2020 and decreased $62 thousand, or 0.1%, from $58.2 million for the third quarter 2021.The increase and decrease were primarily due to changes in the volume and relative mix of the underlying assets and liabilities, the impact of loans within the Small Business Administration Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) as well as lower costs on interest-bearing liabilities. The net interest margin on a tax equivalent basis decreased 57 basis points to 3.57% for the fourth quarter 2021 from 4.14% for the fourth quarter 2020 and decreased 33 basis points from 3.90% for the third quarter 2021. The decreases in the margin were primarily due to the decrease in the average yield on interest-earning assets, driven by the increase in cash and securities, partially offset by the decrease in funding costs.
Noninterest income for the fourth quarter 2021 was $2.5 million, an increase of $435 thousand, or 21.5%, compared to $2.0 million for the fourth quarter 2020 and increased $355 thousand, or 16.9%, compared to $2.1 million for the third quarter 2021. Fourth quarter 2021 noninterest income reflected higher transactional fee income when compared to the fourth quarter 2020 and the third quarter 2021. Additionally, the fourth quarter 2021 included a recovery on an acquired loan with an associated credit mark.
Noninterest expense for the fourth quarter 2021 increased $4.0 million, or 12.2%, to $36.7 million from $32.7 million for the fourth quarter 2020 and increased $2.4 million, or 7.1%, compared to the third quarter of 2021. The increase over the prior year and prior quarter was primarily due to increases in salaries and benefits, as a result of increased performance-based bonus and profit sharing accruals, along with increased professional fees, other expenses and acquisition and merger-related expenses associated with the pending merger with CBTX, Inc.
In the fourth quarter 2021, Allegiance’s efficiency ratio increased to 60.68% compared to 57.53% for the fourth quarter 2020 and increased from 56.91% for the third quarter 2021. Fourth quarter 2021 annualized returns on average assets, average equity and average tangible equity were 1.23%, 10.60% and 15.05%, respectively, compared to 1.05%, 8.38% and 12.32% for the fourth quarter 2020. Annualized returns on average assets, average equity and average tangible equity for the third quarter 2021 were 1.14%, 9.45% and 13.49%, respectively. Return on average tangible equity is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 12.
Year Ended December 31, 2021 Results
Net interest income before provision for credit losses for the year ended December 31, 2021 increased $25.9 million, or 12.8%, to $228.6 million from $202.7 million for the year ended December 31, 2020 primarily due to lower costs related to interest-bearing liabilities, the impact of PPP loan revenue, and a $922.4 million, or 18.4%, increase in average interest-earning assets over the prior year. The net interest margin on a tax equivalent basis decreased 18 basis points to 3.90% for the year ended December 31, 2021 from 4.08% for the year ended December 31, 2020. The decrease in the margin over the prior year was primarily due to the decrease in the average yield on interest-earning assets, driven by the increase in lower-yielding assets, partially offset by decreased funding costs.
Noninterest income for the year ended December 31, 2021 was $8.6 million, an increase of $406 thousand, or 5.0%, compared to $8.2 million for the year ended December 31, 2020 due primarily to increased transactional fee income.
Noninterest expense for the year ended December 31, 2021 increased $12.1 million, or 9.5%, to $139.6 million from $127.5 million for the year ended December 31, 2020. The increase in noninterest expense over the year ended December 31, 2020 was primarily due to increased performance-based bonus and profit sharing accruals along with the reduced amount of deferred PPP loan origination costs, increased other expenses, acquisition and merger-related expenses associated with the pending merger with CBTX, Inc. and the write-down of assets related to the closure of a bank office partially offset by lower other real estate expenses as $4.1 million of other real estate write-downs were recorded during the prior year 2020.
Allegiance’s efficiency ratio decreased to 58.86% for the year ended December 31, 2021 from 60.55% for the year ended December 31, 2020. For the year ended December 31, 2021, returns on average assets, average equity and average tangible equity were 1.24%, 10.38% and 14.93%, respectively, compared to 0.81%, 6.22% and 9.33%, respectively, for the year ended December 31, 2020. Return on average tangible equity is a non-GAAP measure. Please refer to the non-GAAP reconciliation on page 12.
Financial Condition
Total assets at December 31, 2021 increased $1.05 billion, or 17.4%, to $7.10 billion compared to $6.05 billion at December 31, 2020 and increased $345.2 million, or 20.4% (annualized), compared to $6.76 billion at September 30, 2021, primarily due to increased liquidity, growth in the securities portfolio and the origination of core loans partially offset by paydowns of PPP loans.
Total loans at December 31, 2021 decreased $271.3 million, or 6.0%, to $4.22 billion compared to $4.49 billion at December 31, 2020 and decreased $69.0 million, or 6.4% (annualized), compared to $4.29 billion at September 30, 2021, primarily due to paydowns on PPP loans. Core loans, which exclude PPP loans, increased $152.7 million, or 3.9%, to $4.07 billion at December 31, 2021 from $3.92 billion at December 31, 2020 and increased $75.1 million, or 7.5% (annualized), from $4.00 billion at September 30, 2021.
Deposits at December 31, 2021 increased $1.06 billion, or 21.2%, to $6.05 billion compared to $4.99 billion at December 31, 2020 and increased $380.8 million, or 26.9% (annualized), compared to $5.67 billion at September 30, 2021.

Asset Quality
Nonperforming assets totaled $24.1 million, or 0.34%, of total assets, at December 31, 2021 compared to $38.1 million, or 0.63%, of total assets, at December 31, 2020 and $29.8 million, or 0.44%, of total assets at September 30, 2021. The allowance for credit losses on loans as a percentage of total loans was 1.14% at December 31, 2021 and 1.18% at December 31, 2020 and September 30, 2021.
The recapture of provision for credit losses for the fourth quarter 2021 was $2.6 million compared to the provision for credit losses of $4.4 million for the fourth quarter 2020 and $2.3 million for the third quarter 2021. The recapture of the provision for credit losses for the year ended December 31, 2021 was $2.3 million compared to the provision for credit losses of $27.4 million for the the same period in 2020. The recapture of provision for credit losses for the quarter and year ended December 31, 2021 is reflective of recent improvements in certain economic factors compared to the same periods in 2020 where there was more uncertainty surrounding unemployment and COVID-19.
Fourth quarter 2021 net charge-offs were $1.4 million, or 0.13% (annualized) of average loans, a decrease from net charge-offs of $4.3 million, or 0.37% (annualized) of average loans, for the fourth quarter 2020 and an increase of $903 thousand from $450 thousand, or 0.04% (annualized) of average loans, for the third quarter 2021. Net charge-offs for the year ended December 31, 2021 were $2.3 million, or 0.05% of average loans, compared to net charge-offs for the year ended December 31, 2020 of $8.0 million, or 0.18% of average loans.
Dividend
The Board of Directors of Allegiance declared a cash dividend on January 27, 2022 of $0.14 per share to be paid on March 15, 2022 to all shareholders of record as of February 28, 2022. The amount and timing of any future dividend payments to shareholders will be subject to the discretion of Allegiance’s Board of Directors.
Pending Merger
On November 8, 2021, Allegiance and CBTX, Inc., jointly announced that they entered into a definitive merger agreement pursuant to which the companies will combine in an all-stock merger of equals to create a combined company with an equity market capitalization of approximately $1.5 billion and the 17th largest deposit market share in the State of Texas. Under the terms of the definitive merger agreement, Allegiance shareholders will receive 1.4184 shares of CBTX, Inc. common stock for each share of Allegiance common stock they own. Based on the number of outstanding shares of Allegiance and CBTX, Inc. as of November 5, 2021, Allegiance shareholders will own approximately 54% and CBTX, Inc. shareholders will own approximately 46% of the combined company. The companies have submitted the required regulatory filings and, subject to satisfaction or in some cases waiver of the closing conditions, including approval of the merger agreement by both companies’ shareholders, the parties anticipate closing in the second quarter of the year.

GAAP Reconciliation of Non-GAAP Financial Measures
Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Please refer to the GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures on page 12 of this earnings release for a reconciliation of these non-GAAP financial measures.
Conference Call
As previously announced, Allegiance’s management team will host a conference call on Friday, January 28, 2022 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its fourth quarter and year-end 2021 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 1535099. Alternatively, a simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events. If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under News and Events, Event Calendar, Past Events.
Allegiance Bancshares, Inc.
As of December 31, 2021, Allegiance was a $7.10 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers in the Houston region. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks. As of December 31, 2021, Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas, with 26 bank offices in the Houston metropolitan area and one bank office in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.
Forward-Looking Statements

Certain statements in this press release which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These statements include, but are not limited to, statements about the benefits of the proposed merger of Allegiance and CBTX, including future financial and operating results (including the anticipated impact of the transaction on Allegiance's and CBTX's respective earnings and book value), statements related to the expected timing of the completion of the merger, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Forward-looking statements may be identified by terminology such as "may," "will," "should," "scheduled," "plans," "intends," "anticipates," "expects," "believes," "estimates," "potential," or "continue" or negatives of such terms or other comparable terminology.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Allegiance or CBTX to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others: (1) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized; (2) disruption to the parties' businesses as a result of the announcement and pendency of the merger; (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (4) the risk that the integration of each party's operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party's businesses into the other's businesses; (5) the failure to obtain the necessary approvals by the shareholders of Allegiance or CBTX; (6) the amount of the costs, fees, expenses and charges related to the merger; (7) the ability by each of Allegiance and CBTX to obtain required governmental approvals of the merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); (8) reputational risk and the reaction of each company's customers, suppliers, employees or other business partners to the merger; (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger; (10) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (11) the dilution caused by CBTX's issuance of additional shares of its common stock in the merger; (12) general competitive, economic, political and market conditions; (13) the costs, effects and results of regulatory examinations, investigations, including the ongoing investigation by the Financial Crimes Enforcement Network of the U.S. Department of Treasury, or FinCEN, of CBTX or the ability of CBTX to obtain required regulatory approvals; (14) the possible results and amount of civil money penalties related to such FinCEN investigation and CBTX's BSA/AML program; and (15) other factors that may affect future results of CBTX and Allegiance including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Board of Governors of the Federal Reserve System and Office of the Comptroller of the Currency and legislative and regulatory actions and reforms. Additionally, the impact of the COVID-19 pandemic continues to evolve and its future effects on Allegiance are difficult to predict.

Additional factors which could affect future results of Allegiance and CBTX can be found in Allegiance's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and the Current Reports on Form 8-K, and CBTX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC's website at https://www.sec.gov. Allegiance and CBTX disclaim any obligation and do not intend to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Information about the Merger and Where to Find It

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed merger, CBTX has filed a registration statement on Form S-4 with the SEC to register the shares of CBTX common stock that will be issued to Allegiance shareholders in connection with the merger. The registration statement includes a joint proxy statement/prospectus. The Form S-4 has not yet become effective. After the Form S-4 is effective, a definitive joint proxy statement/prospectus will be sent to the shareholders of CBTX and Allegiance seeking their approval of the proposed merger.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ALLEGIANCE, CBTX AND THE PROPOSED MERGER.

Investors and security holders may obtain free copies of these documents, once they are filed, and other documents filed with the SEC by Allegiance or CBTX through the website maintained by the SEC at https://www.sec.gov. Documents filed with the SEC by CBTX will be available free of charge by accessing the CBTX's website at www.communitybankoftx.com under the heading “Investor Relations” or, alternatively, by directing a request by mail or telephone to CBTX, Inc., 9 Greenway Plaza, Suite 110, Houston, Texas 77046, Attn: Investor Relations, (713) 210-7600, and documents filed with the SEC by Allegiance will be available free of charge by accessing Allegiance’s website at www.allegiancebank.com under the heading "Investor Relations" or, alternatively, by directing a request by mail or telephone to Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, (281) 894-3200.

Participants in the Solicitation

CBTX, Allegiance and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CBTX and Allegiance in connection with the proposed merger. Certain information regarding the interests of these participants and a description of their direct or indirect interests, by security holdings or otherwise, are included in the joint proxy statement/prospectus regarding the proposed merger. Additional information about the directors and executive officers of CBTX and their ownership of CBTX's common stock is set forth in CBTX's proxy statement for its annual meeting of shareholders, filed with the SEC on April 14, 2021. Additional information about the directors and executive officers of Allegiance and their ownership of Allegiance's common stock is set forth in Allegiance's proxy statement for its annual meeting of shareholders, filed with the SEC on March 10, 2021. These documents can be obtained free of charge from the sources described above.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	2021				2020
	December 31	September 30	June 30	March 31	December 31
	(Dollars in thousands)
ASSETS
Cash and due from banks	$23,961	$23,903	$146,397	$141,947	$122,897
Interest-bearing deposits at other financial institutions	733,548	879,858	564,888	482,383	299,869
Total cash and cash equivalents	757,509	903,761	711,285	624,330	422,766
Available for sale securities, at fair value	1,773,765	1,211,476	977,282	787,516	772,890
Loans held for investment	4,220,486	4,289,469	4,460,743	4,659,169	4,491,764
Less: allowance for credit losses on loans	(47,940)	(50,491)	(49,586)	(52,758)	(53,173)
Loans, net	4,172,546	4,238,978	4,411,157	4,606,411	4,438,591
Accrued interest receivable	33,392	33,523	37,075	38,632	40,053
Premises and equipment, net	63,708	65,140	65,442	66,115	70,685
Other real estate owned	—	1,397	1,397	576	9,196
Federal Home Loan Bank stock	9,358	8,326	8,234	7,775	7,756
Bank owned life insurance	28,240	28,101	27,976	27,825	27,686
Goodwill	223,642	223,642	223,642	223,642	223,642
Core deposit intangibles, net	14,658	15,482	16,306	17,130	17,954
Other assets	28,136	29,935	28,871	31,038	18,909
Total assets	$7,104,954	$6,759,761	$6,508,667	$6,430,990	$6,050,128
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$2,243,085	$2,086,683	$1,973,042	$1,914,121	$1,704,567
Interest-bearing
Demand	869,984	594,959	553,874	480,710	437,328
Money market and savings	1,643,745	1,604,222	1,556,920	1,617,823	1,499,938
Certificates and other time	1,290,825	1,381,014	1,349,522	1,361,535	1,346,649
Total interest-bearing deposits	3,804,554	3,580,195	3,460,316	3,460,068	3,283,915
Total deposits	6,047,639	5,666,878	5,433,358	5,374,189	4,988,482
Accrued interest payable	1,753	3,296	1,940	3,862	2,701
Borrowed funds	89,956	139,954	139,951	147,517	155,515
Subordinated debt	108,847	108,715	108,584	108,453	108,322
Other liabilities	40,291	42,326	35,684	36,432	36,439
Total liabilities	6,288,486	5,961,169	5,719,517	5,670,453	5,291,459
SHAREHOLDERS’ EQUITY:
Common stock	20,337	20,218	20,213	20,183	20,208
Capital surplus	510,797	507,948	506,810	505,307	508,794
Retained earnings	267,092	247,966	231,333	210,834	195,236
Accumulated other comprehensive income	18,242	22,460	30,794	24,213	34,431
Total shareholders’ equity	816,468	798,592	789,150	760,537	758,669
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,104,954	$6,759,761	$6,508,667	$6,430,990	$6,050,128

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended					Years Ended
	2021				2020	2021	2020
	December 31	September 30	June 30	March 31	December 31	December 31	December 31
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$56,855	$58,176	$57,691	$57,991	$58,496	$230,713	$225,959
Securities:
Taxable	3,933	2,998	2,556	2,402	2,203	11,889	8,227
Tax-exempt	2,526	2,498	2,491	2,394	2,316	9,909	7,311
Deposits in other financial institutions	317	221	94	41	32	673	265
Total interest income	63,631	63,893	62,832	62,828	63,047	253,184	241,762

INTEREST EXPENSE:
Demand, money market and savings deposits	1,277	1,267	1,337	1,484	1,621	5,365	9,371
Certificates and other time deposits	2,391	2,583	2,989	3,665	4,507	11,628	21,675
Borrowed funds	434	436	469	539	557	1,878	2,183
Subordinated debt	1,425	1,441	1,441	1,442	1,460	5,749	5,850
Total interest expense	5,527	5,727	6,236	7,130	8,145	24,620	39,079
NET INTEREST INCOME	58,104	58,166	56,596	55,698	54,902	228,564	202,683
(Recapture of) provision for credit losses	(2,577)	2,295	(2,679)	639	4,368	(2,322)	27,374
Net interest income after provision for credit losses	60,681	55,871	59,275	55,059	50,534	230,886	175,309

NONINTEREST INCOME:
Nonsufficient funds fees	156	131	94	83	100	464	404
Service charges on deposit accounts	476	425	382	388	405	1,671	1,530
Gain on sale of securities	—	—	—	49	—	49	287
Loss on sales of other real estate and repossessed assets	(89)	—	—	(176)	—	(265)	(258)
Bank owned life insurance	139	125	151	139	144	554	582
Debit card and ATM card income	834	771	761	630	637	2,996	2,205
Other	938	647	885	623	733	3,093	3,406
Total noninterest income	2,454	2,099	2,273	1,736	2,019	8,562	8,156

NONINTEREST EXPENSE:
Salaries and employee benefits	22,918	22,335	22,472	22,452	21,003	90,177	80,152
Net occupancy and equipment	2,194	2,335	2,225	2,390	2,079	9,144	7,969
Depreciation	1,103	1,060	1,057	1,034	1,019	4,254	3,716
Data processing and software amortization	2,264	2,222	2,176	2,200	2,107	8,862	7,992
Professional fees	1,008	620	608	789	999	3,025	3,128
Regulatory assessments and FDIC insurance	949	883	768	807	810	3,407	2,926
Core deposit intangibles amortization	824	824	824	824	953	3,296	3,922
Communications	395	358	332	321	225	1,406	1,387
Advertising	481	481	432	298	347	1,692	1,565
Other real estate expense	69	137	229	113	382	548	5,162
Acquisition and merger-related expenses	1,408	603	—	—	—	2,011	—
Other	3,131	2,438	2,472	3,691	2,825	11,732	9,575
Total noninterest expense	36,744	34,296	33,595	34,919	32,749	139,554	127,494
INCOME BEFORE INCOME TAXES	26,391	23,674	27,953	21,876	19,804	99,894	55,971
Provision for income taxes	4,833	4,614	5,028	3,866	3,863	18,341	10,437
NET INCOME	$21,558	$19,060	$22,925	$18,010	$15,941	$81,553	$45,534

EARNINGS PER SHARE
Basic	$1.06	$0.94	$1.13	$0.89	$0.78	$4.04	$2.23
Diluted	$1.06	$0.93	$1.12	$0.89	$0.77	$4.01	$2.22

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended					Years Ended
	2021				2020	2021	2020
	December 31	September 30	June 30	March 31	December 31	December 31	December 31
	(Dollars and share amounts in thousands, except per share data)
Net income	$21,558	$19,060	$22,925	$18,010	$15,941	$81,553	$45,534

Earnings per share, basic	$1.06	$0.94	$1.13	$0.89	$0.78	$4.04	$2.23
Earnings per share, diluted	$1.06	$0.93	$1.12	$0.89	$0.77	$4.01	$2.22
Dividends per share	$0.12	$0.12	$0.12	$0.12	$0.10	$0.48	$0.40

Return on average assets(A)	1.23%	1.14%	1.42%	1.18%	1.05%	1.24%	0.81%
Return on average equity(A)	10.60%	9.45%	11.87%	9.59%	8.38%	10.38%	6.22%
Return on average tangible equity(A)(B)	15.05%	13.49%	17.20%	14.03%	12.32%	14.93%	9.33%
Net interest margin (tax equivalent)(A)(C)	3.57%	3.90%	4.02%	4.19%	4.14%	3.90%	4.08%
Efficiency ratio(D)	60.68%	56.91%	57.07%	60.85%	57.53%	58.86%	60.55%

Capital Ratios
Allegiance Bancshares, Inc.(Consolidated)
Equity to assets	11.49%	11.81%	12.12%	11.83%	12.54%	11.49%	12.54%
Tangible equity to tangible assets(B)	8.42%	8.58%	8.76%	8.40%	8.90%	8.42%	8.90%
Estimated common equity tier 1 capital	12.47%	12.37%	12.18%	11.87%	11.80%	12.47%	11.80%
Estimated tier 1 risk-based capital	12.69%	12.60%	12.41%	12.10%	12.04%	12.69%	12.04%
Estimated total risk-based capital	16.08%	16.13%	15.98%	15.72%	15.71%	16.08%	15.71%
Estimated tier 1 leverage capital	8.53%	8.76%	8.56%	8.57%	8.51%	8.53%	8.51%
Allegiance Bank
Estimated common equity tier 1 capital	12.63%	12.81%	13.03%	13.17%	13.32%	12.63%	13.32%
Estimated tier 1 risk-based capital	12.63%	12.81%	13.03%	13.17%	13.32%	12.63%	13.32%
Estimated total risk-based capital	14.71%	14.98%	15.22%	15.37%	15.55%	14.71%	15.55%
Estimated tier 1 leverage capital	8.49%	8.91%	8.99%	9.33%	9.41%	8.49%	9.41%

Other Data
Weighted average shares:
Basic	20,260	20,221	20,203	20,140	20,396	20,206	20,415
Diluted	20,423	20,411	20,386	20,342	20,575	20,355	20,546
Period end shares outstanding	20,337	20,218	20,213	20,183	20,208	20,337	20,208
Book value per share	$40.15	$39.50	$39.04	$37.68	$37.54	$40.15	$37.54
Tangible book value per share(B)	$28.43	$27.67	$27.17	$25.75	$25.59	$28.43	$25.59
(A)Interim periods annualized.
(B)Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 12 of this Earnings Release.
(C)Net interest margin represents net interest income divided by average interest-earning assets.
(D)Represents total noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of loans, securities and assets. Additionally, taxes and provision for (recapture of) loan losses are not part of this calculation.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$4,243,778	$56,855	5.32%	$4,336,443	$58,176	5.32%	$4,569,210	$58,496	5.09%
Securities	1,457,793	6,459	1.76%	1,070,851	5,496	2.04%	701,233	4,519	2.56%
Deposits in other financial institutions and other	843,808	317	0.15%	588,859	221	0.15%	58,664	32	0.22%
Total interest-earning assets	6,545,379	$63,631	3.86%	5,996,153	$63,893	4.23%	5,329,107	$63,047	4.71%
Allowance for credit losses on loans	(50,654)			(49,381)			(53,260)
Noninterest-earning assets	447,005			680,682			783,200
Total assets	$6,941,730			$6,627,454			$6,059,047

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$724,841	$388	0.21%	$576,144	$324	0.22%	$430,145	$386	0.36%
Money market and savings deposits	1,618,240	889	0.22%	1,565,965	943	0.24%	1,513,816	1,235	0.32%
Certificates and other time deposits	1,335,020	2,391	0.71%	1,363,121	2,583	0.75%	1,284,181	4,507	1.40%
Borrowed funds	138,747	434	1.24%	139,844	436	1.24%	157,687	557	1.41%
Subordinated debt	108,784	1,425	5.20%	108,652	1,441	5.26%	108,259	1,460	5.37%
Total interest-bearing liabilities	3,925,632	$5,527	0.56%	3,753,726	$5,727	0.61%	3,494,088	$8,145	0.93%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	2,163,016			2,031,399			1,766,826
Other liabilities	46,141			42,183			41,434
Total liabilities	6,134,789			5,827,308			5,302,348
Shareholders' equity	806,941			800,146			756,699
Total liabilities and shareholders' equity	$6,941,730			$6,627,454			$6,059,047

Net interest rate spread			3.30%			3.62%			3.78%

Net interest income and margin		$58,104	3.52%		$58,166	3.85%		$54,902	4.10%

Net interest income and net interest margin (tax equivalent)		$58,838	3.57%		$58,873	3.90%		$55,477	4.14%

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Years Ended December 31,
	2021			2020
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$4,422,467	$230,713	5.22%	$4,383,375	$225,959	5.15%
Securities	1,050,376	21,798	2.08%	588,318	15,538	2.64%
Deposits in other financial institutions	458,190	673	0.15%	36,945	265	0.72%
Total interest-earning assets	5,931,033	$253,184	4.27%	5,008,638	$241,762	4.83%
Allowance for credit losses on loans	(51,513)			(46,680)
Noninterest-earning assets	680,191			675,701
Total assets	$6,559,711			$5,637,659

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$574,079	$1,409	0.25%	$385,482	$2,045	0.53%
Money market and savings deposits	1,571,532	3,956	0.25%	1,316,188	7,326	0.56%
Certificates and other time deposits	1,349,216	11,628	0.86%	1,268,080	21,675	1.71%
Borrowed funds	144,354	1,878	1.30%	197,525	2,183	1.11%
Subordinated debt	108,588	5,749	5.29%	108,064	5,850	5.41%
Total interest-bearing liabilities	3,747,769	$24,620	0.66%	3,275,339	39,079	1.19%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,983,934			1,593,354
Other liabilities	41,972			37,278
Total liabilities	5,773,675			4,905,971
Shareholders' equity	786,036			731,688
Total liabilities and shareholders' equity	$6,559,711			$5,637,659

Net interest rate spread			3.61%			3.64%

Net interest income and margin		$228,564	3.85%		$202,683	4.05%

Net interest income and net interest margin (tax equivalent)		$231,315	3.90%		$204,416	4.08%

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	2021				2020
	December 31	September 30	June 30	March 31	December 31
	(Dollars in thousands)
Period-end Loan Portfolio:
Commercial and industrial	$693,559	$728,897	$690,867	$664,792	$667,079
Paycheck Protection Program (PPP)	145,942	290,028	499,207	728,424	569,901
Real estate:
Commercial real estate (including multi-family residential)	2,104,621	2,073,521	2,051,516	2,018,853	1,999,877
Commercial real estate construction and land development	439,125	382,610	371,732	386,637	367,213
1-4 family residential (including home equity)	685,071	683,919	715,119	726,228	737,605
Residential construction	117,901	104,638	111,956	119,528	127,522
Consumer and other	34,267	25,856	20,346	14,707	22,567
Total loans	$4,220,486	$4,289,469	$4,460,743	$4,659,169	$4,491,764

Asset Quality:
Nonaccrual loans	$24,127	$28,369	$36,643	$35,051	$28,893
Accruing loans 90 or more days past due	—	—	—	—	—
Total nonperforming loans	24,127	28,369	36,643	35,051	28,893
Other real estate	—	1,397	1,397	576	9,196
Total nonperforming assets	$24,127	$29,766	$38,040	$35,627	$38,089

Net charge-offs	$1,353	$450	$162	$345	$4,287

Nonaccrual loans:
Commercial and industrial	$8,358	$10,247	$12,949	$14,059	$10,747
Real estate:
Commercial real estate (including multi-family residential)	12,639	14,629	18,123	13,455	10,081
Commercial real estate construction and land development	63	53	53	1,000	3,011
1-4 family residential (including home equity)	2,875	3,224	4,839	5,736	4,525
Residential construction	—	—	—	—	—
Consumer and other	192	216	679	801	529
Total nonaccrual loans	$24,127	$28,369	$36,643	$35,051	$28,893

Asset Quality Ratios:
Nonperforming assets to total assets	0.34%	0.44%	0.58%	0.55%	0.63%
Nonperforming loans to total loans	0.57%	0.66%	0.82%	0.75%	0.64%
Allowance for credit losses on loans to nonperforming loans	198.70%	177.98%	135.32%	150.52%	184.03%
Allowance for credit losses on loans to total loans	1.14%	1.18%	1.11%	1.13%	1.18%
Net charge-offs to average loans (annualized)	0.13%	0.04%	0.01%	0.03%	0.37%

Allegiance Bancshares, Inc.
GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures
(Unaudited)

Allegiance’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Allegiance believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and that management and investors benefit from referring to these non-GAAP financial measures in assessing Allegiance’s performance and when planning, forecasting, analyzing and comparing past, present and future periods. Specifically, Allegiance reviews tangible book value per share, return on average tangible equity and the ratio of tangible equity to tangible assets for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented.  These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended					Years Ended
	2021				2020	2021	2020
	December 31	September 30	June 30	March 31	December 31	December 31	December 31
	(Dollars and share amounts in thousands, except per share data)
Total shareholders' equity	$816,468	$798,592	$789,150	$760,537	$758,669	$816,468	$758,669
Less: Goodwill and core deposit intangibles, net	238,300	239,124	239,948	240,772	241,596	238,300	241,596
Tangible shareholders’ equity	$578,168	$559,468	$549,202	$519,765	$517,073	$578,168	$517,073

Shares outstanding at end of period	20,337	20,218	20,213	20,183	20,208	20,337	20,208

Tangible book value per share	$28.43	$27.67	$27.17	$25.75	$25.59	$28.43	$25.59

Net income	$21,558	$19,060	$22,925	$18,010	$15,941	$81,553	$45,534

Average shareholders' equity	$806,941	$800,146	$774,803	$761,600	$756,699	$786,036	$731,688
Less: Average goodwill and core deposit intangibles, net	238,700	239,497	240,331	241,166	242,043	239,916	243,513
Average tangible shareholders’ equity	$568,241	$560,649	$534,472	$520,434	$514,656	$546,120	$488,175

Return on average tangible equity(A)	15.05%	13.49%	17.20%	14.03%	12.32%	14.93%	9.33%

Total assets	$7,104,954	$6,759,761	$6,508,667	$6,430,990	$6,050,128	$7,104,954	$6,050,128
Less: Goodwill and core deposit intangibles, net	238,300	239,124	239,948	240,772	241,596	238,300	241,596
Tangible assets	$6,866,654	$6,520,637	$6,268,719	$6,190,218	$5,808,532	$6,866,654	$5,808,532

Tangible equity to tangible assets	8.42%	8.58%	8.76%	8.40%	8.90%	8.42%	8.90%
(A)Interim periods annualized.